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                    CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

    This SEPARATION AGREEMENT AND RELEASE (the "Agreement") is entered into by Benedict V. White (the "Employee"), and ML Direct, Inc., a Delaware company, (the "Company"). The Company, and all companies affiliated with, and subsidiaries of, the Company, are collectively referred to herein as "Affiliates".

    WHEREAS, the Company and Employee mutually desire to terminate the Employment Agreement dated April 15, 1996; and

    WHEREAS, the Company and Employee terminated the employment relationship effective September 12, 1997, (the "Separation Date"); and

    WHEREAS, the Company and the Employee wish to resolve all matters relating to the Employee's separation from service;

    NOW, THEREFORE, in exchange for mutual consideration, and intending to be legally bound, the parties hereby agree as follows:

1. Waiver. The Employee hereby waives any and all claims which the Employee might have against the Company and/or Affiliates for salary payments, vacation pay, incentives, bonuses, expense reimbursement, severance pay or benefits, or other remuneration or employee benefits of any kind; except (i) for accrued and unpaid salary pursuant to Section 3(a) of the Employment Agreement up to September 12, 1997, receipt of which is hereby acknowledged by Employee, (ii) stock options to purchase up to 200,000 shares of the Company's common stock pursuant to Section 3(b) of the Employment Agreement, receipt of a duly executed stock option agreement acceptable to Employee is hereby acknowledged, and (iii) to the extent that the Employee and any eligible dependents have healthcare coverage under Company-maintained benefit plans in force on the Separation Date, the right of the Employee and any covered dependents to purchase health benefit continuation coverage under the federal law commonly known as COBRA.

2. No Disparagement; Representations. Except as may be required by law, the parties shall not disclose the fact that the Employee and the Company entered into this Agreement, or any of the terms and conditions of said Agreement.
No person officially charged with, and acting pursuant to, the authority to speak to the media or the public on behalf of the Company shall at any time make any voluntary statement, or make any untrue statement while under any compulsory legal process, which is calculated to, or which foreseeably will, damage the reputation of the Employee. The Employee shall not at any time make any voluntary statement of any kind, or make any untrue statement while under any compulsory legal process, which is calculated to, or which foreseeably will, damage the business or reputation of the Company, and/or Affiliates, or its directors, officers, employees, agents, consultants or advisors. Employee represents and warrants that to his actual knowledge and except to the Company's actual knowledge, the Company is not a party to nor threatened with any litigation or judicial, administrative or arbitration proceeding, arising out of the


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operations of the Business, as "Business" is defined in the Asset Purchase
Agreement between the Company, Star Shoppe Direct, Inc., and Employee dated the date hereof, which if decided adversely to the Company would have a material adverse effect on the Company.

3. Termination of Employment Agreement. Except as otherwise specifically provided herein, the parties mutually agree that Employment Agreement terminated on, and none of the provisions of the Employment Agreement will have any force or effect as of, the Separation Date.

4.  Reciprocal Releases.

    a. Except for claims arising under this Agreement and/or the Asset Purchase Agreement (and the agreements and instruments executed in connection therewith), the Employee, as his free and voluntary act, hereby releases and discharges the Company and Affiliates and their successors and assigns, and the active and former directors, officers, employees, agents, consultants and advisors of each of them, of and from any and all obligations, claims, demands, judgments, or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorney' fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, which the Employee might have or assert against any of said entities or persons by reason of any matter, cause or thing whatsoever known or unknown to Employee, and which occurred or did not occur prior to the time of execution of this Agreement.

    b. Except for claims arising under this Agreement and/or the Asset Purchase Agreement (and the agreements and instruments executed in connection therewith), the Company, on behalf of itself and its officers, directors, employees and agents (in their capacities as such), hereby releases and discharges the Employee, and his heirs and assigns, of and from any and all obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive, or other damages, expenses (including attorney's fees), reimbursements or costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including breach of fiduciary duty, breach of the duty of confidentiality, tortuous interference with contract or prospective economic advantage, defamation, libel, civil conspiracy, false light invasion of privacy, actions which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, which the Company or its officers, directors, employees or agents, might have or assert against the Employee by reason of any event which is known or unknown to the Company, and which occurred or did not occur prior to the time of execution of this Agreement.

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5.  No Litigation

    a. Except with respect to either: (1) a claim that the Company is in violation of a provision of this Agreement, or (2) a claim alleging an offending act or omission which occurs after the date of this Agreement, the Employee promises not to initiate a lawsuit or to bring a claim against the Company and/or its Affiliates, or their successors or assigns, or the directors, officers, employees, agents, consultants or advisors or of any of them, in any court, government agency, or otherwise, relating to the Employee's employment or any other matters, including, but not limited to, any claim under any federal, state or local statute, ordinance, or rule of law. Except with respect to an alleged offending act or omission as described in clause "(2)" of this paragraph, the Employee agrees not to request, or to directly or indirectly cause, any governmental agency or other person to commence any investigation or bring any action against any company or person named in the previous sentence, and, except as provided in the first phrase of this sentence, the Employee waives any remedy or recovery in any action which may be brought on the Employee's behalf by any government agency or other person.

    b. Except with respect to either: (1) a claim that the Employee is in violation of a provision of this Agreement, or (2) a claim alleging an offending act or omission which occurs after the date of this Agreement, the Company, on behalf of itself and its officers, promises not to initiate a lawsuit or to bring a claim against the Employee, his heirs or assigns, in any court, government agency, or otherwise, relating to the Employee's employment or any other matters, including, but not limited to, any claim under any federal, state or local statute, ordinance, or rule of law. Except with respect to an alleged offending act or omission as described in clause "(2)" of this paragraph, the Company, on behalf of itself and its officers, agrees not to request, or to directly or indirectly cause, any governmental agency or other person to commence any investigation or bring any action against the Employee, and except as provided in the first phrase of this sentence, the Company, on behalf of itself and its officers, waives any remedy or recovery in any action which may be brought on the Company's behalf by any government agency or other person.

6.  Cooperation and Indemnification in the Event of Third-Party Litigation.

    a. In the event that any third-party (including, without limitation, any private party or governmental entity) asserts a claim or legal cause of action, initiates a governmental review, or initiates a legal proceeding (civil or criminal), with respect to any event or matters with which the Employee was formerly involved as an employee of the Company, the Company shall indemnify the Employee to the same extent, and subject to the same terms, conditions and limitations, as would be applicable under the certificate of incorporation or by-laws of the Company or applicable laws to an individual who is a present or former employee or representative of the Company or as covered by any directors and officers insurance in effect during Employee's employment; provided, however, that no indemnification shall apply with respect to legal costs, other costs or damages relating to conduct of the Employee which was outside the scope of his duties as an employee of the Company

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or was in violation of law or Company policy.  At the outset of any litigation involving the Employee, the Company, to the extent practicable, shall advise the Employee in writing whether it then has reason to believe the Employee acted unlawfully or outside the scope of his duties of the Company, and if so, the factual and legal basis for its belief; provided that such notification shall be for information purposes only and shall not be actionable on the part of the Employee. In consideration for such indemnification, the Employee agrees to make himself available and to cooperate in the defense and in the preparation of the legal response to any such matter.

    b. Subject to the scope of the indemnification of paragraph "a", in the event of a civil action commenced by a private party or government agency proceeding which implicates the Employee in connection with his conduct during his period of service with the Company, the Company reserves the discretion to retain counsel to jointly represent the Company and the Employee and the Company shall control the action or proceeding, unless and until such counsel determines that the interests of the Company and the Employee pose a conflict of interest for such counsel under the applicable code of professional conduct. In the event that separate counsel is retained for the Employee, the Company will reimburse the reasonable attorney's fees of counsel of the Employee's choice reasonably acceptable to the Company, and such reimbursement will be paid as services are rendered, subject to a right of the Company to recover the amount of such payments from the Employee in the event, and to the extent, that a court or agency finds that the relevant actions of the Employee were unlawful or outside the scope of his duties or are otherwise not subject to indemnification as provided in Section 6a herein.

7. Terms are Severable. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision, unless otherwise provided herein, shall be deemed not to be a part of this Agreement.

8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

9. Entire Agreement. This Agreement sets forth the entire understanding of the Company and the Employee and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement of the Employee and the Company.

                            [Signatures on following page]

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    THE UNDERSIGNED, intending to be legally bound, have executed this
Confidential Separation Agreement and Release as of this __ day of _______________, 1997.



    THE COMPANY                        THE EMPLOYEE



    By:___________________________     By:___________________________
    Title

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